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                                  EXHIBIT 24.2
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                        CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors
FirstCity Financial Corporation



We consent to the incorporation by reference in the registration statement on Form S-8 of FirstCity Financial Corporation of our report dated February 3, 1995, except for note 1 which is as of February 15 1995 and note 6 which is as of July 3, 1995, with respect to the combined balance sheets of WAMCO Partnerships as of December 31, 1994 and 1993 and the related combined statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K, as amended, of FirstCity Financial Corporation dated July 3, 1995.

Our report referred to above contains an explanatory paragraph that states various Partnership Agreements were amended during 1994 to create Class A and Class B Equity partners and merge previously separate partnerships with other partnerships. The combined financial statements reflect the amendments.



                                           KPMG Peat Marwick LLP


Little Rock, Arkansas
January 25, 1996